Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

RESTATED CERTIFICATE OF INCORPORATION

OF

THE McCLATCHY COMPANY

The McClatchy Company (the “corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “General Corporation Law”) hereby certifies as follows:

1. Pursuant to Section 242 of the General Corporation Law, this Certificate of Amendment of Restated Certificate of Incorporation amends and restates Section (a) of Article IV of the Restated Certificate of Incorporation of the corporation.

2. The text of Section (a) of Article IV of the Restated Certificate of Incorporation of the corporation is hereby amended and restated in its entirety as follows:

(a) Authorized Capitalization. The total number of shares of all classes of stock which the Corporation shall have authority to issue is two hundred sixty million (260,000,000) shares, consisting of two hundred million (200,000,000) shares of Class A Common Stock, with a par value of one cent ($.01) per share, and sixty million (60,000,000) shares of Class B Common Stock, with a par value of one cent ($.01) per share. The number of authorized shares of Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the then outstanding shares of Common Stock voting together as a single class without the separate vote of the holders of any other class of stock.

3. The foregoing amendment of the Restated Certificate of Incorporation has been duly approved by the Board of Directors of the corporation in accordance with the provisions of Section 242 of the General Corporation Law.

4. The foregoing amendment of the Restated Certificate of Incorporation has been duly approved by the written consent of the stockholders in accordance with Section 228 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the corporation has caused this Certificate of Amendment of Restated Certificate of Incorporation to be signed by Gary B. Pruitt, its Chairman, President and Chief Executive Officer, this 26th day of June 2006.

THE McCLATCHY COMPANY
a Delaware corporation

/s/ Gary B. Pruitt
Gary B. Pruitt
Chairman, President and Chief Executive Officer